UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 6, 2007

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(Address of Principal Executive Offices)

(732) 465-9300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

❒      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))I

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 6, 2007,  Arkados Group Inc. (the “Company”) reached an agreement with more that the requisite holders of 2/3 of the outstanding $1,066,500 principal amount of 6% Convertible Subordinated Notes (the “Notes”) due July 7, 2007 to extend the due date of the Notes to June 30, 2008.  In exchange for the amendment, the Company agreed to issue approximately 188,200 three year warrants (the “Warrants”) to purchase shares of the Company’s common stock for $0.85 per share and lowered conversion prices in the Notes to $0.85.  The form of Request for Extension accepted by the holders of the Notes and Warrant are filed as Exhibits 4.2 and 4.3, respectively, to this report.

As a result of these amendments, during a period or periods of twenty trading days following a five consecutive trading day period in which the closing bid price of the Company’s Common Shares equals or exceeds a Trigger Price (defined in the Notes), subject to the holder tendering a minimum percentage (the “Minimum Percentage”) of the principal amount of the Notes held by him, the principal and interest on the Notes is convertible into the number of shares of common stock of the Company, at the option of the holder, determined by dividing the principal amount being converted (plus all accrued and unpaid interest) by a conversion price corresponding to the Trigger Prices and Minimum Percentages, as follows:

Trigger	Trigger Price	Minimum Percentage	Conversion Price
A	$1.25	50%	$0.85
B	$1.40	100%	$0.85

Prior to the amendment, the Trigger Prices, conversion price and Minimum Percentage were as follows:

Trigger	Trigger Price	Minimum Percentage	Conversion Price
A	$1.50	50%	$1.125
B	$2.25	100%	$1.575

When the closing bid price of Common Shares equals or exceeds the B Trigger price for five consecutive trading days, the right to convert at the A Conversion Price and the Minimum Percentage will be suspended until such time as the closing bid price for Common Shares is less than the B Trigger Price.

If the closing bid price of Common Shares equals or exceeds the B Trigger for 20 consecutive trading days with trading volume exceeding 20,000 Common Shares per day, the Company may for a period of 10 trading days and subject to the additional conditions set forth in the next paragraph, force conversion of the outstanding Notes into Common Shares at the B Trigger Price.

The Company may call the Notes for redemption, in whole or in part, by lot or pro rata, subject to the conditions set forth in the Notes, upon not less than 20 or more than 45 days written notice for 120% of the principal amount, plus accrued interest.  Such conditions include:

•	the market price of Common Shares equaling or exceeding the A Trigger for 20 consecutive trading days preceding a call with trading volume exceeding 20,000 shares per day; and

•
the holders’ having the right to convert the principal and interest on the Notes into Common Shares which are then the subject of an effective registration statement and the Company having set aside funds to pay the redemption price.

In connection with the amendments, the Company retained Trident Partners, Ltd., who served as placement agent for the Notes in 2005, to solicit the consent of Note holders that were their customers.  The Solicitation Agreement is filed as Exhibit 99.1 to this report.  Under the Solicitation Agreement, the Company paid Trident $25,000 and issued Trident 122,647 Warrants.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to Warrants issued to the holders of the Notes and to Trident Partners, Ltd., who solicited the consent of certain holders to the amendments. Each of the recipients of the Warrants represented that they were accredited investors and the Company and Trident did not make any general solicitation in connection with the issuance of the Warrants. The sale issuance of the Warrants was made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Incorporated by Reference
Exhibit Number		Form	File Number	Exhibit	Filing Date	Filed Herewith

4.1	Form of 6% Convertible Subordinated Note due July 7, 2007 in the aggregate authorized principal amount of $2.4 million.	Form 8-K	0-27587	10.2	7/14/05

4.2	Form of Request for Extension					*

4.3	Form of three year warrant exercisable at $0.85					*

99.1	Solicitation Agreement between Arkados Group, Inc. and Trident Partners, Ltd					*

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

ARKADOS GROUP, INC.

Date: July 12, 2007	By:	/s/ Barbara Kane-Burke
Barbara Kane-Burke Chief Financial Officer